Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Dave Spille	Jenny Song
webMethods, Inc.	webMethods, Inc.
(703) 460-5972	(703) 251-6457
dspille@webMethods.com	jenny.song@webMethods.com

WEBMETHODS ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

FAIRFAX, Va. – July 3, 2003 – webMethods, Inc. (Nasdaq: WEBM), the leading independent provider of integration software, today announced preliminary results for its fiscal first quarter ended June 30, 2003. For the quarter, webMethods expects to report quarterly total revenue in the range of $42 million to $43 million, which is below the guidance given on April 29, 2003 of $45 million to $50 million.

For the fiscal first quarter, under U.S. generally accepted accounting principles (GAAP), the company expects to report a net loss per share for the quarter of $0.13 to $0.15 per share. Excluding amortization of stock compensation and warrant charges of approximately $750,000, the company expects to report a pro forma net loss per share of $0.11 to $0.13 for the fiscal first quarter, which is below the guidance given on April 29, 2003 of a pro forma net loss of $0.06 per share to pro forma earnings of $0.02 per share (which would have included a pro forma provision for income taxes). Important information regarding this pro forma information is provided below under “Non-GAAP Financial Measures”, and should be read to better understand why this information is presented.

“Although integration remains a top spending priority for CIOs, we are not immune from the challenging U.S. macro economic environment,” said Phillip Merrick, chairman and CEO, webMethods, Inc. “We were cautious about our fiscal first quarter and the IT spending environment remained tough. We are disappointed by our financial performance and the unexpected weakness in our North American commercial operations. However, we are confident in our longer-term outlook given the success our customers are having with our products and the fact that our pipeline is growing. Our leadership position in the market remains strong.”

Additional June 30, 2003 Quarterly Financial Highlights

•	Cash and marketable securities at June 30, 2003 are expected to increase from the level at March 31, 2003 to approximately $205 million.
•	License revenue is expected to decrease from the prior quarter to a range of $21 million to $22 million.
•	International revenue as a percent of total revenue is expected to increase from the prior quarter to approximately 40%.
•	No single customer represented 10% or more of total or license revenue in the fiscal first quarter.

Conference Call Information

webMethods will host a conference call to further discuss its fiscal first quarter preliminary financial results at 8:30 a.m. Eastern Time on Thursday, July 3, 2003. The conference call will be available via webcast at http://ir.webmethods.com or via dial-in at 800-967-7135 or 719-457-2626. A replay of the conference call will be available through midnight on July 9, 2003 at http://ir.webmethods.com or via dial-in at 888-203-1112 or 719-457-0820. The confirmation number is 412152.

Non-GAAP Financial Measures

This press release contains pro forma operating results that are not in accordance with GAAP because they exclude identified non-cash charges. The approximate amount of the excluded charges is stated in this release so that the pro forma operating results can be reconciled to GAAP results. Those pro forma operating results should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and may be different from non-GAAP financial measures used by others. webMethods’ management uses these pro forma operating results in evaluating the potential impact of certain operating decisions on projected financial results, in comparisons of the company’s historical operating results and in comparisons to competitors’ operating results. webMethods includes these pro forma operating results in this press release because it believes they enhance comparability of webMethods’ results of operations to those of other enterprise software companies, to pro forma operating results webMethods historically has reported and to financial models and expectations of securities analysts.

About webMethods, Inc.

As the leading independent provider of integration software, webMethods, Inc. (Nasdaq: WEBM — news) delivers the industry’s most comprehensive platform for enterprise-wide integration, including complete support for Enterprise Web Services. The webMethods Integration Platform allows customers to achieve quantifiable R.O.I. by linking business processes, enterprise and legacy applications, databases, Web services and workflows both within and across enterprises. Through this seamless flow of information, companies can reduce costs, create new revenue opportunities, strengthen relationships with customers, substantially increase supply chain efficiencies and streamline internal business processes.

Founded in 1996, webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe and Asia Pacific. webMethods has more than 950 customers worldwide including Global 2000 leaders such as Bank of America, Citibank, Dell, Eastman Chemical, Grainger, and Motorola. webMethods’ strategic partners include Accenture, AMS, BearingPoint, BMC Software, BroadVision, Cap Gemini Ernst & Young, CSC, Deloitte Consulting, EDS, HP, i2 Technologies, J.D. Edwards, SAP AG, Siebel Systems and TCS. More information about the company can be found at http://www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. The actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2003, which is on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations webpage at www.webMethods.com/ir/. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.